[Letterhead of Schnader Harrison Segal & Lewis LLP]


April 28, 1998


Chester Valley Bancorp Inc.
100 East Lancaster Avenue
Downingtown, Pennsylvania 19335

Re:      Chester Valley Bancorp Inc. Proxy Statement/Prospectus on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Chester Valley Bancorp Inc., a Pennsylvania corporation (the "Company"), in connection with: (i) the proposed merger (the "Merger") of Chester Valley Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into Philadelphia Corporation for Investment Services, a Pennsylvania brokerage firm ("PCIS") pursuant to the terms and conditions of the Agreement and Plan of Merger by and between the Company, Chester Valley Acquisition Corporation and PCIS, dated as of March 18, 1998 (the "Merger Agreement"); and (ii) the preparation of the subject Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the
"Act"), relating to the offering, subject to certain adjustments, of up to 134,102 shares (the "Shares") of the Company's common stock, par value $1.00 per share ("Common Stock").

We understand that the issuance of the Shares pursuant to the Merger Agreement is contingent upon obtaining the requisite approval of the Merger Agreement by the shareholders of PCIS. In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Articles of Incorporation and Bylaws, as amended and restated; (c) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (d) the Merger Agreement; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based upon the  foregoing,  we are of the opinion  that,  when the  Registration
Statement has become effective under the Act, and the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.


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April 28, 1998
Page 2


We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.


                                        Very truly yours,

                                    /s/Schnader Harrison Segal & Lewis LLP

                                   SCHNADER HARRISON SEGAL & LEWIS LLP